                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                      China Southern Airlines Company Limited
-------------------------------------------------------------------------------
                                (Name of Issuer)



                      Ordinary H Shares, RMB1.00 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    169409109
                  --------------------------------------------
                                 (CUSIP Number)





                                 April 12, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)



                               Page 1 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               61,413,500
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               61,413,500

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           61,413,500

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               61,414,500
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               61,414,500

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           61,414,500

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.2%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-PN

------------------------------------------------------------------------------



                               Page 3 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               8,261,640
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               8,261,640

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           8,261,640

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.7%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                                Page 4 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners (Asia), L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               28,346,597
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               28,346,597

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           28,346,597

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           2.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners Offshore (Asia), L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,699,963
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,699,963

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,699,963

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               36,608,237
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               36,608,237

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           36,608,237

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           3.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 7 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors (Cayman), L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,699,963
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,699,963

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,699,963

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 8 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               3,089,624
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               3,089,624

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           3,089,624

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,500,176
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,500,176

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,500,176

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Asset Corp.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               4,589,800
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               4,589,800

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,589,800

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.4%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------



                               Page 11 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs International

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               1,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               1,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 12 of 32 pages

-----------------------
  CUSIP No. 169409109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           CIN Management

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           United Kingdom

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               12,108,000
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               12,108,000

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           12,108,000

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 13 of 32 pages

Item 1(a).         Name of Issuer:
                   China Southern Airlines Company Limited

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   Raiyun International Airport
                   Guangzhou
                   People's Republic of China

Item 2(a).         Name of Persons Filing:
                   Goldman, Sachs & Co., The Goldman Sachs Group, L.P., GS Capital Partners, L.P., GS Capital Partners (Asia), L.P., GS Capital Partners Offshore (Asia), L.P., GS Advisors, L.P., GS Advisors (Cayman), L.P., Stone Street Fund 1997, L.P., Bridge Street Fund 1997, L.P., Stone Street Asset Corp., Goldman Sachs International and CIN Management

Item 2(b).         Address of Principal Business Office or, if none,  Residence:

                   Goldman, Sachs & Co., The Goldman Sachs Group, L.P., GS Capital Partners, L.P., GS Capital Partners (Asia), L.P., GS Advisors, L.P., Stone Street Fund 1997, L.P., Bridge Street Fund 1997, L.P. and Stone Street Asset Corp.
                   85 Broad Street, New York, NY  10004

                   GS Capital Partners Offshore (Asia), L.P. and GS Advisors (Cayman), L.P.
                   c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands

                   Goldman Sachs International and CIN Management
                   133 Fleet Street
                   London EC4A 2BB, England

Item 2(c).         Citizenship:
                   Goldman, Sachs & Co. - New York
                   The Goldman Sachs Group, L.P. - Delaware
                   GS Capital Partners, L.P. - Delaware
                   GS Capital Partners (Asia), L.P. - Delaware
                   GS Capital Partners Offshore (Asia), L.P. - Cayman Islands GS Advisors, L.P. - Delaware
                   GS Advisors (Cayman), L.P. - Cayman Islands
                   Stone Street Fund 1997, L.P. - Delaware
                   Bridge Street Fund 1997, L.P. - Delaware
                   Stone Street Asset Corp. - Delaware
                   Goldman Sachs International - United Kingdom
                   CIN Management - United Kingdom

Item 2(d).         Title of Class of Securities:
                   Ordinary H Shares, RMB1.00 par value

Item 2(e).         CUSIP Number:
                   169409109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);



                               Page 14 of 32 pages

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X].

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

--------------------------
       * The Goldman Sachs Group, L.P. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs") and CIN Management ("CINMan") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs, CINMan, or employees thereof have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.



                               Page 15 of 32 pages

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 16 of 32 pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 22, 1999


GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, L.P

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS, L.P.                 GS ADVISORS, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS (ASIA), L.P.          GS ADVISORS (CAYMAN), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1997, L.P.              BRIDGE STREET FUND 1997, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET ASSET CORP.                  GS CAPITAL PARTNERS OFFSHORE (ASIA), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



CIN MANAGEMENT                            GOLDMAN SACHS INTERNATIONAL

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



                               Page 17 of 32 pages

                               INDEX TO EXHIBITS




Exhibit No.         Exhibit
-----------         -------

  99.1              Joint  Filing  Agreement,  dated  April  22,  1999,  between
                    Goldman, Sachs & Co.,  The  Goldman  Sachs  Group, L.P.,  GS
                    Capital Partners, L.P., GS Capital Partners (Asia), L.P., GS
                    Capital Partners Offshore (Asia), L.P.,  GS  Advisors, L.P.,
                    GS  Advisors (Cayman), L.P.,  Stone  Street Fund 1997, L.P.,
                    Bridge  Street Fund  1997, L.P.,  Stone  Street Asset Corp.,
                    Goldman Sachs International and CIN Management

  99.2              Item 7 Information

  99.3              Power of Attorney,  dated  December  21, 1998,  relating  to
                    Goldman, Sachs & Co.

  99.4              Power of Attorney, dated  December 21, 1998, relating to The
                    Goldman Sachs Group, L.P.

  99.5              Power of Attorney, dated  December 28, 1998,  relating to GS
                    Capital Partners, L.P.

  99.6              Power of Attorney, dated  April 21,  1999,  relating  to  GS
                    Capital Partners (Asia), L.P.

  99.7              Power of Attorney, dated  April 21,  1999,  relating  to  GS
                    Capital Partners Offshore (Asia), L.P.

  99.8              Power of Attorney, dated  December 28, 1998,  relating to GS
                    Advisors, L.P.

  99.9              Power of Attorney,  dated  April 22, 1999,  relating  to  GS
                    Advisors (Cayman), L.P.

  99.10             Power of Attorney,  dated  December 28,  1998,  relating  to
                    Stone  Street Fund 1997, L.P.

  99.11             Power of Attorney,  dated  December 28,  1998,  relating  to
                    Bridge  Street Fund 1997, L.P.

  99.12             Power of Attorney,  dated  December 21,  1998,  relating  to
                    Stone  Street Asset Corp.

  99.13             Power of Attorney, dated April 22, 1999, relating to Goldman
                    Sachs International

  99.14             Power of Attorney,  dated  April 22, 1999,  relating  to CIN
                    Management



                              Page 18 of 32 pages

                                                                  EXHIBIT (99.1)



                            JOINT FILING AGREEMENT



     In  accordance  with  Rule 13d-1(k)(1)  promulgated  under  the  Securities
Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary H Shares, RMB1.00 par value, of China Southern Airlines Company
Limited, and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  April 22, 1999



GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, L.P

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS, L.P.                 GS ADVISORS, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS (ASIA), L.P.          GS ADVISORS (CAYMAN), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1997, L.P.              BRIDGE STREET FUND 1997, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET ASSET CORP.                  GS CAPITAL PARTNERS OFFSHORE (ASIA), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



CIN MANAGEMENT                            GOLDMAN SACHS INTERNATIONAL

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



                               Page 19 of 32 pages

                                                                  EXHIBIT (99.2)



                              ITEM 7 INFORMATION



     The securities being reported on by  The  Goldman  Sachs  Group,  L.P. ("GS
Group"), as a parent holding company, are owned by GS Capital Partners, L.P., GS
Capital  Partners  (Asia),  L.P., Stone Street Fund 1997, L.P., or Bridge Street
Fund 1997, L.P., each Delaware limited  partnership,  or are owned by GS Capital
Partners Offshore (Asia),  L.P., a Cayman Islands exempted limited  partnership,
(collectively,   the  "Investing  Entities"),  or  Goldman  Sachs  International
("GSI"), a United Kingdom unlimited  company,  or are owned, or may be deemed to be  beneficially  owned,  by CIN  Management  ("CINMan"),  a United Kingdom fund manager, or Goldman, Sachs & Co.("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment  adviser  registered under Section
203 of the  Investment  Advisers  Act of 1940.  The  general  partner,  managing general  partner  or  other  manager  of each of the  Investing  Entities  is an affiliate of GS Group. Goldman Sachs is the investment manager of certain of the
Investing Entities.  GSI and CINMan are indirect wholly owned subsidiaries of GS
Group.  GS Group is a general  partner  of and owns a 99%  interest  in  Goldman
Sachs.



                               Page 20 of 32 pages

                                                                   Exibit (99.3)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW  ALL  PERSONS  BY  THESE  PRESENTS  that  GOLDMAN,  SACHS  & CO.  (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


GOLDMAN, SACHS & CO.

By: The Goldman, Sachs & Co. L.L.C.


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                              Page 21 of 32 pages

                                                                   Exibit (99.4)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS  that  THE GOLDMAN SACHS GROUP, L.P (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


THE GOLDMAN SACHS GROUP, L.P

By: The Goldman Sachs Corporation


By:/s/ Robert J. Katz
---------------------------------
Name:  Robert J. Katz
Title: Executive Vice President



                              Page 22 of 32 pages

                                                                   Exibit (99.5)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW  ALL PERSONS  BY THESE  PRESENTS  that  GS CAPITAL PARTNERS, L.P. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS CAPITAL PARTNERS, L.P.

By: GS Advisors, L.P.
By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                              Page 23 of 32 pages

                                                                   Exibit (99.6)



                                POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS  that  GS CAPITAL PARTNERS (ASIA),  L.P.
(the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 1999.


GS CAPITAL PARTNERS (ASIA), L.P.

By: GS Advisors, L.P.
By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                              Page 24 of 32 pages

                                                                   Exibit (99.7)



                                POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW  ALL PERSONS  BY THESE  PRESENTS  that  GS  CAPITAL PARTNERS  OFFSHORE
(ASIA), L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 21, 1999.


GS CAPITAL PARTNERS OFFSHORE (ASIA), L.P.

By: GS Advisors (Cayman), L.P.
By: GS Advisors, Inc.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President


                              Page 25 of 32 pages

                                                                   Exibit (99.8)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS, L.P. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S.
Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


GS ADVISORS, L.P.

By: GS Advisors, Inc.


By:/s/Kaca B. Enquist
---------------------------
Name:  Kaca B. Enquist
Title: Vice President



                              Page 26 of 32 pages

                                                                   Exibit (99.9)



                                POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW  ALL PERSONS  BY THESE PRESENTS  that  GS ADVISORS (CAYMAN), L.P. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 22, 1999.


GS ADVISORS (CAYMAN), L.P.

By: GS Advisors, Inc.


By:/s/ Richard A. Friedman
---------------------------------
Name:  Richard A. Friedman
Title: Director



                              Page 27 of 32 pages

                                                                  Exibit (99.10)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS  that  STONE STREET FUND 1997, L.P. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


STONE STREET FUND 1997, L.P.

By: Stone Street Asset Corp.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                              Page 28 of 32 pages

                                                                  Exibit (99.11)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW ALL PERSONS BY THESE PRESENTS  that BRIDGE STREET FUND 1997, L.P. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 28, 1998.


BRIDGE STREET FUND 1997, L.P.

By: Stone Street Asset Corp.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                              Page 29 of 32 pages

                                                                  Exibit (99.12)



                                POWER OF ATTORNEY


     This power of attorney will expire on December 31, 2000.

     KNOW  ALL PERSONS  BY THESE  PRESENTS  that  STONE STREET ASSET CORP.  (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 21, 1998.


STONE STREET ASSET CORP.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President


                              Page 30 of 32 pages

                                                                  Exibit (99.13)



                                POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS  that  GOLDMAN SACHS  INTERNATIONAL (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 22, 1999.


GOLDMAN SACHS INTERNATIONAL


By:/s/ Gregory K. Palm
---------------------------------
Name:  Gregory K. Palm
Title: Director



                              Page 31 of 32 pages

                                                                  Exibit (99.14)



                                POWER OF ATTORNEY


     This power of attorney will expire on February 31, 2001.

     KNOW ALL PERSONS BY THESE PRESENTS that CIN MANAGEMENT (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of April 22, 1999.


CIN MANAGEMENT


By:/s/ David B. Ford
---------------------------------
Name:  David B. Ford
Title: Director



                              Page 32 of 32 pages
